Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of LIN TV Corp. of our report dated March 14, 2012, relating to the financial statements of Station Venture Holdings, LLC appearing in the Annual Report on Form 10-K of LIN TV Corp. and LIN Television Corporation for the year ended December 31, 2011.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of LIN TV Corp. of our report dated March 14, 2012, relating to the financial statements of Station Venture Operations, LP appearing in the Annual Report on Form 10-K of LIN TV Corp. and LIN Television Corporation for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

New York, New York
May 30, 2012